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                                                                EXHIBIT 99.3

                   NONCOMPETITION AND CONSULTING AGREEMENT


        THIS NONCOMPETITION AND CONSULTING AGREEMENT (this "Agreement") is entered into as of _____________, 199__ by and between ALRENCO, INC., an Indiana corporation (the "Company"), and MICHAEL D. WALTS, an individual who at the time of execution of this Agreement is a resident of the State of Indiana ("Walts").

                            W I T N E S S E T H:

        WHEREAS, the Company has entered into a Plan and Agreement of Merger dated September 28, 1997 (the "Merger Agreement") with RTO, Inc. ("RTO"), pursuant to which RTO will merge with and into the Company (the "Merger"); and

        WHEREAS, Walts has been Chairman and President of the Company since 1980; and

        WHEREAS, Walts has devoted substantial time and effort to the strategic direction of the Company and the day-to-day operations of the Company; and

        WHEREAS, Walts has significant knowledge with respect to the rent-to-own industry, potential acquisitions by the Company and the operations of the Company and has significant contacts and is well known in the rent-to-own industry; and

        WHEREAS, Walts received annual compensation as an employee of the Company in 1996 that in the aggregate exceeded $500,000; and

        WHEREAS, at the Effective Time (as defined in the Merger Agreement) of the Merger, Walts will resign as Chairman and President of the Company and will not thereafter receive any compensation as an employee of the Company; and

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        WHEREAS, Walts possesses important strategic knowledge about the
Company, its trade secrets and other confidential information and has substantial relationships with key employees of the Company; and

        WHEREAS, Walts could have an adverse impact on the business operations, financial condition and results of operations of the Company if Walts formed a competing business, invested in a competing business or served as an officer, director, employee or consultant to a competing business; and

        WHEREAS, the Company believes that Walts can provide significant services to the Company immediately after consummation of the Merger and over a longer period of time following the Merger; and

        WHEREAS, the Company and Walts have agreed to enter into this Agreement for the purpose of setting forth certain understandings and agreements regarding Walts' role with the Company following the Merger and his business activities in the rent-to-own industry following the Merger;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Walts covenant and agree as follows:

        1.      SERVICES PROVIDED BY WALTS.

                (a) Subject to the terms and conditions set forth in this Agreement, the Company hereby retains Walts, and Walts hereby agrees to provide such consulting services regarding the Company's business as requested from time to time by the Board of Directors of the Company.


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                (b)     The Company anticipates that for a period of three (3)
months following the consummation of the Merger, the Company will require substantial services from Walts, and Walts agrees that during such three (3) month period, Walts will devote all of his time and efforts to the performance of the services requested by the Company hereunder.

                (c) Walts shall faithfully and diligently discharge his duties and responsibilities under this Agreement in accordance with such policies and guidelines as may be established by the Board of Directors of the Company.

        2.      COMPENSATION.

                (a) Subject to the terms of this Agreement, as compensation for all of Walts' services provided and to be provided by Walts to the Company pursuant to Section 1 hereof and in consideration of the agreements and covenants of Walts under Sections 3 and 4 hereof, the Company shall pay Walts the sum of $400,000 for each of the five (5) twelve-month periods following the date hereof, payable [quarterly in arrears in respect of each quarter on the first business day of the next quarterly period], commencing [specify first payment date].

                (b)     In addition to the compensation described in subsection
(a) of this Section 2, the Company shall promptly reimburse Walts for all reasonable out-of-pocket expenses incurred by him in the performance of his duties under this Agreement in accordance with such policies and guidelines established by the Company for reimbursement of expenses incurred by employees or consultants on behalf of the Company.

        3.      NON-SOLICITATION OF EMPLOYEES.

                During the Noncompete Period (hereinafter defined), no Related Party (hereinafter defined) shall (without the prior written consent of the Company) directly or indirectly offer

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permanent employment, on its own behalf or on behalf of any other person, firm or corporation, to any person who is or becomes an employee of the Company or any subsidiary of the Company and who has not thereafter ceased to be employed by the Company or any subsidiary of the Company for a period of at least one year.

        4.      CONFIDENTIAL INFORMATION, TRADE SECRETS AND NONCOMPETITION
COVENANT.

        4.1 CONFIDENTIAL INFORMATION. Walts hereby agrees that, except as otherwise required in the course of his performance of any duties that he may have as a consultant to the Company or any successor or affiliate of the Company, during the period commencing on the date hereof and ending on the fifth (5th) anniversary of the date hereof (the "Confidentiality Period"):

                (a) Neither Walts, Walts' wife or children (his "Immediate Family") nor any company or other business in which Walts or a member of Walts' Immediate Family has an interest (Walts, the members of Walts' Immediate Family and each company and other business in which Walts or a member of Walts' Immediate Family has or acquires an interest being hereinafter referred to as a "Related Party"), will directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected in any manner with, any business conducted under the corporate or trade name of "Alrenco" or any corporate or trade name of any subsidiary of the Company or any name similar thereto without the prior written consent of the Company; and

                (b) Each Related Party shall hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or by other applicable law) all knowledge and information of a material and confidential nature with respect to the business of the Company and its subsidiaries and will not disclose, publish or make use of same without the prior written consent of

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the Company; provided, however, that this Section 4.1 shall not apply to (i)
information that is or becomes known to the public other than through a breach of this Agreement by Walts, (ii) information generally known and widely used within the rent-to-own industry, or (iii) information required to be disclosed pursuant to judicial or administrative process or by other applicable law; provided, further, however, that prior to disclosure pursuant to judicial or administrative process or as required by other applicable law, as permitted above, of information to any third party, Walts shall use his best efforts to give reasonable prior notice to the Company.

        4.2     TRADE SECRETS.

                (a) Each Related Party shall hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or as required by other applicable law) indefinitely any and all "Trade Secrets" (as hereinafter defined) of the Company and its subsidiaries and shall not disclose, publish or make use of same without the prior written consent of the Company. "Trade Secrets" shall mean all information relating to the business of the Company and its subsidiaries including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use; provided, however, that Trade Secret does not mean (a) information that is or becomes generally available to the public other than through breach of this Agreement by Walts; (b) the general business skills and experience of Walts;
(c) information generally known and widely used within the rent-to-own industry, or (d) information required to be disclosed pursuant to judicial or administrative


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process or by other applicable law; provided, further, however, that prior to disclosure pursuant to judicial or administrative process or as required by other applicable law, as permitted above, of information to any third party, Walts shall use his best efforts to give reasonable prior notice to the Company.

        4.3     NONCOMPETITION.

                (a) The Company, directly or indirectly through its subsidiaries, is engaged in the business of owning, managing, operating and developing rent-to-own stores (collectively, the "Purchaser Activities") throughout the United States (the "Territory"). Walts represents and acknowledges that the goodwill of the Company and the Purchaser Activities extend throughout the Territory. Following the date hereof, the Company shall continue to conduct the Purchaser Activities throughout the Territory. Walts acknowledges that, to protect adequately the interests of the Company in its businesses in the Territory, it is essential that any noncompete agreement with respect thereto cover the entire Territory.

                (b) In consideration of the consideration paid to Walts pursuant to this Agreement, Walts hereby agrees that during the period commencing on the date hereof and ending on the fifth (5th) anniversary of the date hereof (the "Noncompete Period"), no Related Party shall (without the prior written consent of the Company) directly or indirectly in the Territory engage in, have any equity or profit interest in, make any loan to or guarantee any obligation of or with respect to, or render services (of an executive, advertising, marketing, sales, administrative, supervisory or consulting nature) to, any business conducting Purchaser Activities, except in connection with the course of the performance of any duties the Related Party may have as a consultant to the Company or any successor or affiliate of the Company.

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                (c)     If a judicial determination is made that any of the
provisions of this Section 4.3 constitutes an unreasonable or otherwise unenforceable restriction against Walts, the provisions of this Section 4.3 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this
Section 4.3 and to apply the provisions of this Section 4.3 to the remaining portion of the Territory, the remaining business activities or the remaining time period not so severed by such judicial authority. The time period during which the prohibitions set forth in this Section 4.3 shall apply shall be tolled and suspended as to Walts for a period equal to the aggregate quantity of time during which Walts violates such prohibitions in any respect.

        5.      TERMINATION.

                (a) The Company shall have the right, exercisable at any time during the term of this Agreement, to terminate this Agreement for any reason whatsoever, upon sixty (60) days' written notice to Walts. In such event, Walts shall be entitled to receive all amounts payable pursuant to
Section 2 hereof when and as such amounts would have been payable pursuant to
Section 2 if this Agreement had not been terminated.

                (b) Walts shall have the right, exercisable at any time during the term of this Agreement, to terminate this Agreement for any reason whatsoever, upon sixty (60) days' written notice to the Company. In such event, the Company shall have no further obligation under Section 2 hereof, except that Walts shall be entitled to receive any amounts to which Walts may otherwise have been entitled to hereunder prior to the effective date of termination of this Agreement.


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                (c)     Notwithstanding subsections (a) and (b) of this Section
5, upon the death of Walts, this Agreement shall terminate automatically without any action or notice by either party. In such event, the Company shall have no further obligation under Section 2 hereof, except that Walts shall be entitled to receive any amounts to which Walts may otherwise have been entitled to hereunder prior to the effective date of termination of this Agreement.

                (d) Upon termination of this Agreement prior to the end of its term, the Company shall have no further obligation hereunder except as otherwise provided herein. Walts, however, shall continue to have the obligations provided for in Sections 3 and 4.

        6.      REASONABLENESS.

                Walts acknowledges and agrees that the restrictions, prohibitions and other provisions hereof are reasonable, fair and equitable in scope, terms and duration, and are necessary to protect the legitimate business interests of the Company.

        7.      WITHHOLDING.

                Notwithstanding any other term or provision of this Agreement, all amounts payable by the Company hereunder shall be subject to withholding of such sums related to taxes as the Company may reasonable determine it should withhold pursuant to applicable law or regulation.

        8.      SEVERABILITY.

                Except as noted below, if any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and except as provided in Section 9 the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.


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        9.      REFORMATION.

                If any of the covenants or promises of this Agreement are determined by any court of law or equity, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Walts hereby consents to and affirmatively requests that said court reform the covenant or promise so as to be reasonable and enforceable and that said court enforce the covenant or promise as reformed.

        10.     INJUNCTIVE RELIEF.

                Walts understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained herein, the Company will suffer irreparable injury for which there is no adequate remedy at law and the Company will therefore be entitled to injunctive relief enjoining said breach or threatened breach. Walts further acknowledges, however, that the Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

        11.     ASSIGNMENT.

                This Agreement is personal in nature and may not be assigned by either the Company or Walts; provided, however, that the provisions of this Agreement shall inure to the benefit of the Company and its affiliates and their respective successors and assigns, whether by merger, consolidation, transfer of assets or otherwise.

        12.     WAIVER.

                The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.


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        13.     APPLICABLE LAW.

                This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Delaware with regard to the conflicts laws thereof.

        14.     HEADINGS AND CAPTIONS.

                The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

        15.     NOTICE.

                Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person or when deposited in the United States mail, first class postage prepaid.

        16.     NO EMPLOYMENT RELATIONSHIP.

                Walts understands and agrees that in performing consulting services hereunder Walts shall be acting as an independent contractor and that nothing in this Agreement is intended to or shall be interpreted as creating an employment relationship between the Company and Walts. No act, statement or conduct, of any nature whatsoever, of any representative of the Company shall alter the nature of Walts' relationship as consultant to the Company except by a written agreement that expressly refers to this Section 16.

        17.     ENTIRE AGREEMENT.

                This Agreement constitutes the entire agreement between the Company and Walts with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings between the Company and Walts with respect to such subject matter. No amendment


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or waiver of this Agreement or any provision hereof shall be effective unless in a writing signed by both of the parties.

                Entered into and agreed this ___ day of __________, 199__.

                                                ALRENCO, INC.


                                                By:
                                                   ------------------------
                                                   Name:
                                                   Title:






                                                   ------------------------
                                                   Michael D. Walts


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